Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Semler Scientific, Inc.

Santa Clara, California

We hereby consent to the incorporation by reference this Registration Statement of our report dated March 4, 2022, relating to the financial statements of Semler Scientific, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

New York, New York

March 7, 2022